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KPMG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of HMN Financial, Inc. of our report dated June 18, 2004 relating to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended, and Schedule of Assets (Held at End of Year as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of HMN Financial, Inc.

				/s/ KPMG LLP

Minneapolis, Minnesota
June 25, 2004